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                                                                      EXHIBIT 21


                                  SUBSIDIARIES
                                  July 31, 2002


        Subsidiary                                  State of Incorporation

Bestway Rental, Inc.                                      Tennessee
U.S. Credit-Service Corporation                           Missouri
Westdale Data Service, Inc.                               Texas